Exhibit 99.1

Revlon Reports Third Quarter 2021 Results

Results Reflect Continued Top-Line Growth in All Reporting Segments

Company Continues to Execute on Strategic Pillars, Driving Highest As Reported Third Quarter EBITDA in Five Years

NEW YORK--(BUSINESS WIRE)--November 5, 2021--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended September 30, 2021.

Quarter ended September 30, 2021 summary developments:1

  As Reported net sales were $521.1 million in the third quarter of 2021, compared to $477.1 million during the prior-year period, an increase of $44.0 million, or 9.2%. The Company achieved revenue growth across all of its reporting segments.
  As Reported operating income was $34.1 million in the third quarter of 2021, compared to a loss of $9.7 million during the prior-year period, an improvement of $43.8 million. The higher operating income was driven primarily by $44.0 million in higher net sales, and a gross margin improvement of 670 basis points over the prior-year period, offset by $9.7 million in higher restructuring charges and $2.7 million in higher selling, general and administrative expenses (SG&A). Adjusted operating income in the third quarter of 2021 increased by $33.0 million to $47.3 million from $14.3 million of Adjusted operating income in the prior-year period.
  Adjusted EBITDA(a) in the third quarter of 2021 was $82.4 million, versus $54.5 million in the prior-year period. The higher Adjusted EBITDA was driven primarily by the higher Adjusted income.
  As Reported net loss was $53.1 million in the third quarter of 2021, versus a $44.5 million net loss in the prior-year period. The higher net loss was primarily due to a $31.2 million gain from the early extinguishment of debt in 2020, and $19.7 million of unfavorable variance in foreign currency year-over-year. Excluding these impacts, As Reported net loss would have improved by $42.3 million.
  As of September 30, 2021, the Company had total liquidity of $121.9 million.

Debra Perelman, Revlon's President and Chief Executive Officer, stated: “Our results this quarter demonstrate that our strategy is working. The top-line growth in our brands and strong EBITDA performance are evidence of the sustained positive momentum we are seeing in our business as we continue to execute. For the second consecutive quarter, all our reporting segments increased revenue compared to the prior year, and our e-commerce segment posted double-digit growth. We are also well into the implementation phase of our Revlon Global Growth Accelerator program, which was put in place to support our long-term profitable growth.

“In terms of the macro environment, we continue to navigate global supply chain pressures, including increased prices on key ingredients and components, logistics challenges across all modes of transportation, and persistent labor shortages. As touched on last quarter, we are taking the appropriate steps to address these issues, including aggressively managing costs and implementing select price increases. While we expect these challenges to persist well into 2022, we are prepared to dynamically manage our business until the situation stabilizes.”

1 The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Third Quarter 2021 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended September 30, (Unaudited)
	2021		2020		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$521.1	$521.1	$477.1	$477.1	9.2%	9.2%
Gross Profit	299.9	300.0	242.8	248.4	23.5%	20.8%
Gross Margin	57.6%	57.6%	50.9%	52.1%	670bps	550bps
Operating Income (loss)	$34.1	$47.3	$(9.7)	$14.3	451.5%	230.8%
Net Loss	(53.1)	(40.2)	(44.5)	(30.8)	(19.3)%	(30.5)%
Adjusted EBITDA		82.4		54.5		51.2%
Diluted (Loss) Income per Common Share	$(0.98)	$(0.74)	$(0.83)	$(0.58)	(18.1)%	(27.6)%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

  Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.
  Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.
  Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.
  Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.

	Three Months Ended September 30, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$173.0	$166.0	4.2%	3.0%
Elizabeth Arden	122.8	106.3	15.5%	12.3%
Portfolio	112.7	99.6	13.2%	11.8%
Fragrances	112.6	105.2	7.0%	6.0%
Total	$521.1	$477.1	9.2%	7.6%

	Three Months Ended September 30, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$16.1	$13.5	19.3%	14.8%
Elizabeth Arden	21.3	3.4	N.M.	N.M.
Portfolio	22.1	12.2	81.1%	78.7%
Fragrances	22.9	25.4	(9.8)%	(11.0)%
Total	$82.4	$54.5	51.2%	47.3%

Revlon Segment

Revlon segment net sales in the three months ended September 30, 2021 were $173.0 million, a $7.0 million, or 4.2%, increase, compared to $166.0 million in the three months ended September 30, 2020. Excluding the $2.1 million favorable FX impact, total Revlon segment net sales in the three months ended September 30, 2021 increased by $4.9 million, or 3.0%, compared to the three months ended September 30, 2020. The Revlon segment XFX increase in net sales of $4.9 million in the three months ended September 30, 2021 was driven by higher net sales of Revlon ColorSilk and Revlon color cosmetics, both in North America and in International regions, higher net sales of Revlon-branded professional hair care products in International regions, and, to a lower extent, higher net sales of Revlon-branded beauty tools both in North America and in the International regions. This increase was due, primarily, to retail channels continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic, as well as salons' increased activity in connection with progressive and/or temporary lifting of restrictions related to the ongoing COVID-19 pandemic, partially offset by decreased net sales in North America of Revlon-branded hair-care products.

Revlon segment profit in the three months ended September 30, 2021 was $16.1 million, a $2.6 million, or 19.3%, increase, compared to $13.5 million in the three months ended September 30, 2020. Excluding the $0.6 million favorable FX impact, Revlon segment profit in the three months ended September 30, 2021 increased by $2.0 million, or 14.8%, compared to the three months ended September 30, 2020. This increase was driven primarily by the Revlon segment's higher net sales, as described above, partially offset by moderately lower gross profit margin.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the three months ended September 30, 2021 were $122.8 million, a $16.5 million, or 15.5%, increase, compared to $106.3 million in the three months ended September 30, 2020. Excluding the $3.4 million favorable FX impact, Elizabeth Arden segment net sales in the three months ended September 30, 2021 increased by $13.1 million, or 12.3%, compared to the three months ended September 30, 2020. The Elizabeth Arden segment XFX increase in net sales of $13.1 million in the three months ended September 30, 2021 was driven primarily by higher net sales of Green Tea and White Tea fragrances, as well as certain other Elizabeth Arden-branded fragrances and skin care products, primarily in International regions. This increase was due, primarily, to growth in e-commerce net sales, as well as an increase in the travel retail business, while there are also signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets, primarily internationally.

Elizabeth Arden segment profit in the three months ended September 30, 2021 was $21.3 million, a $17.9 million increase, compared to $3.4 million in the three months ended September 30, 2020. Excluding the $0.9 million favorable FX impact, Elizabeth Arden segment profit in the three months ended September 30, 2021 increased by $17.0 million, compared to the three months ended September 30, 2020. This increase was driven primarily by the Elizabeth Arden segment's higher net sales and higher gross profit margin, partially offset by higher brand support and other SG&A expenses to support the increase in sales activity.

Portfolio Segment

Portfolio segment net sales in the three months ended September 30, 2021 were $112.7 million, a $13.1 million, or 13.2%, increase, compared to $99.6 million in the three months ended September 30, 2020. Excluding the $1.3 million favorable FX impact, total Portfolio segment net sales in the three months ended September 30, 2021 increased by $11.8 million, or 11.8%, compared to the three months ended September 30, 2020. The Portfolio segment XFX increase in net sales of $11.8 million in the three months ended September 30, 2021 was driven primarily by higher net sales of American Crew men's grooming products, Almay color cosmetics and CND nail products in North America, and higher net sales of Mitchum anti-perspirant deodorants in International regions, primarily in connection with the mass retail channel continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic. This increase was partially offset, primarily, by lower net sales of previously sold brands and of certain local and regional skin care products brands.

Portfolio segment profit in the three months ended September 30, 2021 was $22.1 million, a $9.9 million, or 81.1%, increase, compared to $12.2 million in the three months ended September 30, 2020. Excluding the $0.3 million favorable FX impact, Portfolio segment profit in the three months ended September 30, 2021 increased by $9.6 million, or 78.7%, compared to the three months ended September 30, 2020. This increase was driven primarily by the Portfolio segment's higher net sales and higher gross profit margin, partially offset by higher brand support expenses to support the increase in sales activity.

Fragrances Segment

Fragrances segment net sales in the three months ended September 30, 2021 were $112.6 million, a $7.4 million, or 7.0%, increase, compared to $105.2 million in the three months ended September 30, 2020. Excluding the $1.1 million favorable FX impact, total Fragrances segment net sales in the three months ended September 30, 2021 increased by $6.3 million, or 6.0%, compared to the three months ended September 30, 2020. The Fragrances segment XFX increase in net sales of $6.3 million in the three months ended September 30, 2021 was driven primarily by higher net sales of Juicy Couture and John Varvatos fragrances, partially offset by lower net sales in North America of other branded and distributed fragrances, primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

Fragrances segment profit in the three months ended September 30, 2021 was $22.9 million, a $2.5 million, or 9.8%, decrease, compared to $25.4 million in the three months ended September 30, 2020. Excluding the $0.3 million favorable FX impact, Fragrances segment profit in the three months ended September 30, 2021 decreased by $2.8 million, or 11.0%, compared to the three months ended September 30, 2020. This decrease was driven primarily by the Fragrances segment's higher brand support and SG&A expenses, partially offset by higher net sales and moderately higher gross profit margin.

Geographic Net Sales

The following tables provide a comparative summary of the Company's North America and International net sales for the periods presented:

	Three Months Ended September 30, (Unaudited)
(USD millions)	2021 As Reported	2020 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$88.4	$86.4	2.3%	1.5%
International	84.6	79.6	6.3%	4.5%
Elizabeth Arden
North America	$32.3	$30.5	5.9%	5.2%
International	90.5	75.8	19.4%	15.2%
Portfolio
North America	$75.2	$59.9	25.5%	25.2%
International	37.5	39.7	(5.5)%	(8.3)%
Fragrances
North America	$81.5	$79.2	2.9%	2.5%
International	31.1	26.0	19.6%	16.5%
Total Net Sales	$521.1	$477.1	9.2%	7.6%

Total Net Sales Summary
North America	$277.4	$256.0	8.4%	7.8%
International	243.7	221.1	10.2%	7.3%

Revlon Segment

In North America, Revlon segment net sales in the three months ended September 30, 2021 increased by $2.0 million, or 2.3%, to $88.4 million, compared to $86.4 million in the three months ended September 30, 2020. Excluding the $0.7 million favorable FX impact, Revlon segment net sales in North America in the three months ended September 30, 2021 increased by $1.3 million, or 1.5%, compared to the three months ended September 30, 2020. The Revlon segment's $1.3 million XFX increase in North America net sales in the three months ended September 30, 2021 was due to higher net sales of Revlon ColorSilk hair color products and Revlon color cosmetics, and to a lower extent, Revlon-branded beauty tools due, primarily, to retail channels continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic, partially offset by lower net sales of Revlon-branded hair-care products.

Internationally, Revlon segment net sales in the three months ended September 30, 2021 increased by $5.0 million, or 6.3%, to $84.6 million, compared to $79.6 million in the three months ended September 30, 2020. Excluding the $1.4 million favorable FX impact, Revlon segment International net sales in the three months ended September 30, 2021 increased by $3.6 million, or 4.5%, compared to the three months ended September 30, 2020. The Revlon segment's $3.6 million XFX increase in International net sales in the three months ended September 30, 2021 was driven primarily by higher net sales of Revlon-branded professional hair care products, and, to a lower extent, Revlon-branded beauty tools, across all of the Company's International regions, due, primarily, to salons' increased activity in connection with progressive and/or temporary lifting of restrictions related to the ongoing COVID-19 pandemic and to retail channels continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales in the three months ended September 30, 2021 increased by $1.8 million, or 5.9%, to $32.3 million, compared to $30.5 million in the three months ended September 30, 2020. Excluding the $0.2 million favorable FX impact, Elizabeth Arden net sales in North America in the three months ended September 30, 2021 increased by $1.6 million, or 5.2%, compared to the three months ended September 30, 2020. The Elizabeth Arden segment's $1.6 million XFX increase in North America net sales in the three months ended September 30, 2021 was driven primarily by higher net sales of certain Elizabeth Arden-branded fragrances and other skin care products due, primarily, to signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets. This increase was partially offset by lower net sales of certain other Elizabeth Arden-branded skin care products.

Internationally, Elizabeth Arden segment net sales in the three months ended September 30, 2021 increased by $14.7 million, or 19.4%, to $90.5 million, compared to $75.8 million in the three months ended September 30, 2020. Excluding the $3.2 million favorable FX impact, Elizabeth Arden segment International net sales in the three months ended September 30, 2021 increased by $11.5 million, or 15.2%, compared to the three months ended September 30, 2020. The Elizabeth Arden segment's $11.5 million XFX increase in International net sales in the three months ended September 30, 2021 was driven primarily by higher net sales of Green Tea and White Tea fragrances, as well as certain other Elizabeth Arden-branded fragrances and skin care products. This increase was due, primarily, to growth in e-commerce net sales, as well as an increase in the travel retail business, while there are also signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets, and it was partially offset by lower net sales of Prevage.

Portfolio Segment

In North America, Portfolio segment net sales in the three months ended September 30, 2021 increased by $15.3 million, or 25.5%, to $75.2 million, compared to $59.9 million in the three months ended September 30, 2020. Excluding the $0.2 million favorable FX impact, Portfolio segment North America net sales in the three months ended September 30, 2021 increased by $15.1 million, or 25.2%, compared to the three months ended September 30, 2020. The Portfolio segment's $15.1 million XFX increase in North America net sales in the three months ended September 30, 2021 was driven primarily by higher net sales of American Crew men's grooming products, Almay color cosmetics, CND nail products, and also, to a lower extent, higher net sales of Cutex nail care products, partially offset by lower net sales of certain local and regional skin care products. This increase is primarily in connection with retail channels starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic.

Internationally, Portfolio segment net sales in the three months ended September 30, 2021 decreased by $2.2 million, or 5.5%, to $37.5 million, compared to $39.7 million in the three months ended September 30, 2020. Excluding the $1.1 million favorable FX impact, Portfolio segment International net sales decreased by $3.3 million, or 8.3%, in the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The Portfolio segment's $3.3 million XFX decrease in International net sales in the three months ended September 30, 2021 was driven primarily by lower net sales of previously sold brands and of certain local and regional skin care products brands. This decrease was partially offset by higher net sales of Mitchum anti-perspirant deodorants, primarily in connection with retail channels starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic.

Fragrances Segment

In North America, Fragrances segment net sales in the three months ended September 30, 2021 increased by $2.3 million, or 2.9%, to $81.5 million, as compared to $79.2 million in the three months ended September 30, 2020. The segment's $2.0 million XFX increase in North America net sales in the three months ended September 30, 2021 was driven primarily by increases in net sales of Juicy Couture fragrances, partially offset by lower net sales of other distributed fragrances, primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

Internationally, Fragrances segment net sales in the three months ended September 30, 2021 increased by $5.1 million, or 19.6%, to $31.1 million, compared to $26.0 million in the three months ended September 30, 2020. Excluding the $0.8 million favorable FX impact, Fragrances segment International net sales increased by $4.3 million, or 16.5%, in the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The Fragrances segment's $4.3 million XFX increase in International net sales during the three months ended September 30, 2021 was driven primarily by higher net sales of certain licensed fragrance brands primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

Cash Flow

Net cash used in operating activities in the first nine months of 2021 was $86.7 million, compared to $256.9 million in the prior-year period. The decrease in cash used in operating activities was primarily driven by a lower As Reported net loss, and a decrease in the amount of cash used by working capital. Free cash flow(a) used in the first nine months of 2021 was $93.0 million, compared to $264.3 million used in the prior year.

Liquidity Update

As of September 30, 2021, the Company had approximately $121.9 million of available liquidity, consisting of $73.3 million of unrestricted cash and cash equivalents, as well as $53.2 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $316.2 million drawn as of such date), less float of approximately $4.6 million.

Third Quarter 2021

Results Conference Call

The Company will host a conference call with members of the investment community today, November 5, 2021, at 8:00 A.M EST to discuss its third quarter 2021 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)
Net Loss Adjustments to EBITDA	Q3 2021	Q3 2020
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$3.9	$5.1
Restructuring and related charges	10.8	4.5
Acquisition, integration and divestiture costs	0.6	0.9
Loss (gain) on divested assets	0.1	(1.1)
Financial control remediation and sustainability actions and related charges	—	0.7
COVID-19 charges	(0.1)	9.7
Capital structure and related charges	1.8	9.3

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce the COVID-19 pandemic's continued impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or shortages of raw materials, components, and labor, or transportation constraints or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs, severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (dollars in millions, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Net sales	$521.1	$477.1	$1,463.5	$1,277.7
Cost of sales	221.2	234.3	608.7	600.7
Gross profit	299.9	242.8	854.8	677.0
Selling, general and administrative expenses	256.1	253.4	796.0	739.1
Acquisition, integration and divestiture costs	0.6	0.9	1.8	4.2
Restructuring charges and other, net	9.0	(0.7)	22.8	44.8
Impairment charges	—	—	—	144.1
Loss (gain) on divested assets	0.1	(1.1)	(1.7)	(0.5)
Operating income (loss)	34.1	(9.7)	35.9	(254.7)

Other expenses:
Interest expense, net	63.1	68.7	183.9	178.0
Amortization of debt issuance costs	8.7	7.8	30.7	17.8
Gain on early extinguishment of debt	—	(31.2)	—	(43.1)
Foreign currency losses (gains), net	9.9	(9.8)	11.5	9.1
Miscellaneous, net	0.1	(2.6)	2.8	13.9
Other expenses	81.8	32.9	228.9	175.7

Loss from operations before income taxes	(47.7)	(42.6)	(193.0)	(430.4)
Provision for (benefit from) income taxes	5.4	1.9	23.8	(45.2)
Net loss	$(53.1)	$(44.5)	$(216.8)	$(385.2)

Other comprehensive income (loss):
Foreign currency translation adjustments	(0.6)	2.2	(6.0)	7.3
Amortization of pension related costs, net of tax	3.5	2.8	10.5	9.3
Other comprehensive income, net	2.9	5.0	4.5	16.6
Total comprehensive loss	$(50.2)	$(39.5)	$(212.3)	$(368.6)

Basic and Diluted (loss) earnings per common share:	$(0.98)	$(0.83)	$(4.02)	$(7.22)

Weighted average number of common shares outstanding:
Basic	54,025,861	53,476,354	53,899,732	53,371,986
Diluted	54,025,861	53,476,354	53,899,732	53,371,986

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (dollars in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$73.3	$97.1
Trade receivables, net	391.3	352.3
Inventories, net	461.5	462.6
Prepaid expenses and other current assets	132.7	134.4
Total current assets	1,058.8	1,046.4
Property, plant and equipment, net	305.9	352.0
Deferred income taxes	23.7	25.7
Goodwill	563.1	563.7
Intangible assets, net	401.5	430.8
Other assets	95.2	109.1
Total assets	$2,448.2	$2,527.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.6	$2.5
Current portion of long-term debt	163.8	217.5
Accounts payable	245.6	203.3
Accrued expenses and other current liabilities	400.5	420.9
Total current liabilities	810.5	844.2
Long-term debt	3,302.3	3,105.0
Long-term pension and other post-retirement plan liabilities	186.5	212.4
Other long-term liabilities	215.2	228.1
Total stockholders' deficiency	(2,066.3)	(1,862.0)
Total liabilities and stockholders' deficiency	$2,448.2	$2,527.7

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in millions)
	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(216.8)	$(385.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	96.8	108.3
Foreign currency losses from re-measurement	11.5	9.1
Amortization of debt discount	0.7	1.3
Stock-based compensation amortization	10.4	8.6
Impairment charges	—	144.1
Provision for (benefit from) deferred income taxes	3.9	(54.4)
Gain on early extinguishment of debt	—	(43.1)
Amortization of debt issuance costs	30.7	17.8
Gain on divested assets	(1.7)	(0.5)
Pension and other post-retirement cost	3.6	4.2
Paid-in-kind interest expense on the 2020 BrandCo Facilities	14.1	6.2
Change in assets and liabilities:
(Increase) decrease in trade receivables	(44.4)	78.0
Increase in inventories	(8.1)	(79.4)
Decrease (increase) in prepaid expenses and other current assets	0.2	(1.7)
Increase (decrease) in accounts payable	56.1	(27.8)
Decrease in accrued expenses and other current liabilities	(25.2)	(25.2)
Decrease in deferred revenue	(2.0)	—
Pension and other post-retirement plan contributions	(20.5)	(7.5)
Purchases of permanent displays	(15.0)	(16.5)
Other, net	19.0	6.8
Net cash used in operating activities	(86.7)	(256.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6.3)	(7.4)
Proceeds from the sale of certain assets	2.1	—
Net cash used in investing activities	(4.2)	(7.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(12.5)	(0.7)
Borrowings on term loans	305.0	880.0
Repayments on term loans	(186.7)	(354.7)
Net (repayments) borrowings under the revolving credit facilities	(2.7)	19.5
Payment of financing costs	(17.9)	(108.3)
Tax withholdings related to net share settlements of restricted stock and RSUs	(2.4)	(1.6)
Other financing activities	(0.3)	(0.3)
Net cash provided by financing activities	82.5	433.9
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.4)	(0.4)
Net (decrease) increase in cash, cash equivalents and restricted cash	(10.8)	169.2
Cash, cash equivalents and restricted cash at beginning of period	102.5	104.5
Cash, cash equivalents and restricted cash at end of period	$91.7	$273.7

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$186.4	$182.2
Income taxes, net of refunds	7.3	12.6
Supplemental schedule of non-cash investing and financing activities:
Non-cash roll-up of participating lenders from the 2016 Term Loan Facility to the 2020 BrandCo Facilities	—	846.0
Paid-in-kind debt issuance costs capitalized to the 2020 BrandCo Facilities	—	29.1
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	14.1	—

REVLON, INC. AND SUBSIDIARIES EBITDA AND ADJUSTED EBITDA RECONCILIATION (dollars in millions)

	Three Months Ended September 30,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(53.1)	$(44.5)
Interest expense, net	63.1	68.7
Amortization of debt issuance costs	8.7	7.8
Gain on early extinguishment of debt	—	(31.2)
Foreign currency losses (gains), net	9.9	(9.8)
Provision for income taxes	5.4	1.9
Depreciation and amortization	31.2	35.1
Miscellaneous, net	0.1	(2.6)
EBITDA	$65.3	$25.4
Non-operating items:
Non-cash stock-based compensation expense	3.9	5.1
Restructuring and related charges	10.8	4.5
Acquisition, integration and divestiture costs	0.6	0.9
Loss (gain) on divested assets	0.1	(1.1)
Financial control remediation and sustainability actions and related charges	—	0.7
COVID-19 charges	(0.1)	9.7
Capital structure and related charges	1.8	9.3

Adjusted EBITDA	$82.4	$54.5

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(216.8)	$(385.2)
Interest expense, net	183.9	178.0
Amortization of debt issuance costs	30.7	17.8
Gain on early extinguishment of debt	—	(43.1)
Foreign currency losses, net	11.5	9.1
Provision for (benefit from) income taxes	23.8	(45.2)
Depreciation and amortization	96.8	108.3
Miscellaneous, net	2.8	13.9
EBITDA	$132.7	$(146.4)

Non-operating items:
Non-cash stock-based compensation expense	10.4	8.6
Restructuring and related charges	28.0	61.2
Acquisition, integration and divestiture costs	1.8	4.2
Gain on divested assets	(1.7)	(0.5)
Financial control remediation and sustainability actions and related charges	0.4	8.5
Impairment charges	—	144.1
Excessive coupon redemption	—	4.2
COVID-19 charges	6.1	35.1
Capital structure and related charges	6.8	9.3

Adjusted EBITDA	$184.5	$128.3

REVLON, INC. AND SUBSIDIARIES SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Profit:
Revlon	$16.1	$13.5	$45.3	$41.4
Elizabeth Arden	21.3	3.4	42.1	18.4
Portfolio	22.1	12.2	46.3	33.9
Fragrances	22.9	25.4	50.8	34.6
Total Segment Profit/Adjusted EBITDA	$82.4	$54.5	$184.5	$128.3

Reconciliation to (loss) income from continuing operations before income taxes:
Loss from operations before income taxes	$(47.7)	$(42.6)	$(193.0)	$(430.4)
Interest expense, net	63.1	68.7	183.9	178.0
Amortization of debt issuance costs	8.7	7.8	30.7	17.8
Gain on early extinguishment of debt	—	(31.2)	—	(43.1)
Foreign currency losses (gains), net	9.9	(9.8)	11.5	9.1
Miscellaneous, net	0.1	(2.6)	2.8	13.9
Operating income (loss)	34.1	(9.7)	35.9	(254.7)

Non-operating items:
Restructuring and related charges	10.8	4.5	28.0	61.2
Acquisition, integration and divestiture costs	0.6	0.9	1.8	4.2
Loss (gain) on divested assets	0.1	(1.1)	(1.7)	(0.5)
Financial control remediation and sustainability actions and related charges	—	0.7	0.4	8.5
Impairment charges	—	—	—	144.1
Excessive coupon redemption	—	—	—	4.2
COVID-19 charges	(0.1)	9.7	6.1	35.1
Capital structure and related charges	1.8	9.3	6.8	9.3
Adjusted Operating income	47.3	14.3	77.3	11.4
Non-cash stock-based compensation expense	3.9	5.1	10.4	8.6
Depreciation and amortization	31.2	35.1	96.8	108.3

Adjusted EBITDA	$82.4	$54.5	$184.5	$128.3

REVLON, INC. AND SUBSIDIARIES ADJUSTED NET SALES RECONCILIATION (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$173.0	$166.0	$521.8	$482.8
Elizabeth Arden	122.8	106.3	359.7	282.4
Portfolio	112.7	99.6	307.4	298.1
Fragrances	112.6	105.2	274.6	214.4
Total Segment Net Sales	$521.1	$477.1	$1,463.5	$1,277.7

Non-operating items:
Excessive coupon redemption	—	—	—	4.2
Total Adjusted Net Sales	$521.1	$477.1	$1,463.5	$1,281.9

ADJUSTED GROSS PROFIT RECONCILIATION (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$299.9	$242.8	$854.8	$677.0
Non-operating items:
COVID-19 charges	0.1	5.6	5.4	27.0
Excessive coupon redemption	—	—	—	4.2
Financial control remediation and sustainability actions and related charges	—	—	—	6.1
Adjusted Gross Profit	$300.0	$248.4	$860.2	$714.3

REVLON, INC. AND SUBSIDIARIES ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION (dollars in millions, except share and per share amounts)

	Three Months Ended September 30,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$(53.1)	$(44.5)

Non-operating items (after-tax):
Restructuring and related charges	10.5	3.8
Acquisition, integration and divestiture costs	0.6	0.7
Loss (gain) on divested assets	0.1	(0.9)
Financial control remediation and sustainability actions and related charges	—	0.5
Impairment charges	—	—
Excessive coupon redemption	—	—
COVID-19 charges	(0.1)	2.3
Capital structure and related charges	1.8	7.3
Valuation allowance on net federal deferred tax assets	—	—
Adjusted net loss	$(40.2)	$(30.8)

Net (loss) income:
Diluted (loss) income per common share	(0.98)	(0.83)
Adjustment to diluted (loss) income per common share	0.24	0.25
Adjusted diluted (loss) income per common share	$(0.74)	$(0.58)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	54,025,861	53,476,354

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(216.8)	$(385.2)

Non-operating items (after-tax):
Restructuring and related charges	26.7	48.5
Acquisition, integration and divestiture costs	1.8	3.3
Gain on divested assets	(1.7)	(0.4)
Financial control remediation and sustainability actions and related charges	0.4	6.4
Impairment charges	—	130.7
Excessive coupon redemption	—	3.3
COVID-19 charges	4.8	7.6
Capital structure and related charges	6.8	7.3
Valuation allowance on net federal deferred tax assets	—	—
Adjusted net loss	$(178.0)	$(178.5)

Net loss:
Diluted loss per common share	(4.02)	(7.22)
Adjustment to diluted loss per common share	0.72	3.88
Adjusted diluted loss per common share	$(3.30)	$(3.34)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,899,732	53,371,986

REVLON, INC. AND SUBSIDIARIES FREE CASH FLOW RECONCILIATION (dollars in millions)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(86.7)	$(256.9)
Less capital expenditures	(6.3)	(7.4)

Free cash flow	$(93.0)	$(264.3)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com